Contact:                Mark M. Rothleitner
Vice President
Investor Relations and Treasurer
410-716-3979

Roger A. Young
Vice President
Investor and Media Relations
410-716-3979

FOR IMMEDIATE RELEASE:  Thursday, January 29, 2009

Subject:	Black & Decker Announces Fourth-Quarter and Full-Year Results

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the fourth quarter of 2008 were $43.7 million or $.73 per diluted share, versus $187.4 million or $2.94 per diluted share for the fourth quarter of 2007.  Net earnings for the fourth quarter of 2008 reflect a $20.8 million pre-tax restructuring charge.  For the fourth quarter of 2007, net earnings include a favorable $153.4 million tax settlement effect, a $31.7 million pre-tax charge for an environmental remediation matter, and a $19.0 million pre-tax restructuring charge.  Excluding these items in each year, fourth-quarter net earnings per diluted share were $.97 for 2008, versus $1.06 for 2007.

For the full year 2008, net earnings were $293.6 million or $4.82 per diluted share, versus $518.1 million or $7.85 per diluted share for 2007.  Excluding a $54.7 million pre-tax restructuring charge in 2008 and the three items identified in the previous paragraph for 2007, full-year net earnings per diluted share were $5.47 for 2008, versus $6.03 for 2007.

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Sales decreased 17% for the quarter to $1.4 billion, including a negative 4% impact from foreign currency translation.  For the full year, sales decreased 7% to $6.1 billion, including a positive 2% impact from foreign currency translation.  Free cash flow was $347 million for the year, versus $623 million in 2007.

Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “The global macroeconomic conditions affecting our end markets in the fourth quarter were significantly worse than we anticipated.  As a result, Black & Decker’s sales were well below our expectations, and margins also fell short.  These challenges were offset by a favorable tax rate and lower-than-expected interest expense.

“Despite the economic crisis, I am confident that Black & Decker is well positioned for the future.  Our brands remain leaders in their industries.  We have taken many difficult steps to reduce costs in light of weak demand, including additional actions this quarter that reduce employment levels by approximately 1,200 positions.  As we have downsized, however, we have left our product development capability  essentially intact.   By closely managing our capital spending and inventory, we again converted over 100% of net earnings to free cash flow.  As a result, our balance sheet remains healthy, and we have no long-term debt maturing until 2011.

“Sales in the Power Tools and Accessories segment decreased 13% for the quarter.  In the U.S., sales decreased at a double-digit rate for the Industrial Products Group, reflecting slowing markets for both residential and commercial construction.  In the U.S. Consumer Products Group, sales decreased by more than 20% due to lower consumer spending and a smaller offering of gift items.  Our European sales decreased approximately 20%, as weakening economic conditions were compounded by inventory reductions by retailers.  Although we saw signs of economic deceleration around the world, our Latin American business continued to deliver solid sales growth.  The segment’s operating margin for the quarter decreased sequentially to 5.6% but was higher than the level in the prior year, which reflected costs of a significant product recall.

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“For the full year, sales in the Power Tools and Accessories segment decreased 10%.  The full-year sales declines in our U.S. businesses were similar to the fourth quarter trend.  In Europe, sales decreased at a double-digit rate for the year, as conditions deteriorated significantly in the second half.  Sales in the rest of the world increased at a double-digit rate, led by strong performance in Latin America.  Operating margin for the year decreased to 7.4%, due to component cost inflation, lower volume and unfavorable mix.

“Sales in the Hardware and Home Improvement segment decreased 11%, both for the quarter and full year.  In the U.S. Kwikset business, sales decreased at double-digit rates for the quarter and full-year, with significant declines in the residential construction channel and much smaller decreases at retail.  Sales in the U.S. Price Pfister business decreased at a mid single-digit rate for the fourth quarter and a high single-digit rate for the year, almost entirely due to new construction channels.  The segment’s operating margin decreased to 5.8% for the quarter and 8.6% for the full year, due to lower volume, product transition costs and component cost inflation.

“In the Fastening and Assembly Systems segment, sales decreased 13% for the quarter, driven by a sharp decline in automotive production across the globe.  Sales decreased only 2% for the full year, despite a double-digit decline in North American automotive production, due to strong results in Asia.  The September acquisition of Spiralock contributed 2% to the segment’s sales in the fourth quarter and 1% for the full year.  The segment’s operating margin decreased to 11.5% for the quarter and 14.7% for the full year, primarily due to the fourth-quarter sales decline.

“Looking ahead, we expect that demand in most of our markets will weaken further in 2009.  We anticipate a double-digit rate of organic sales decline for the first three quarters of the year, as well as an unfavorable impact from foreign currency translation.  In the first quarter, we expect sales to decrease approximately 20%, based on lower demand, likely retail inventory adjustments and unfavorable currency. Lower volume will put pressure on our operating margins, and we do not foresee a benefit from lower commodity prices until late in the year.  As a result, we expect diluted EPS in the range of $.05-to-$.15 for the first quarter, and $1.75-to-$2.25 for the full year.  Free cash flow will be much lower in 2009 than in 2008, primarily due to lower earnings.  However, we expect net debt will be modestly lower for the full year.

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“Black & Decker has nearly a 100-year history of innovation.  Today, we are continuing that legacy with leadership products such as the DEWALT® stud & joist drill, a 36-volt string trimmer and other Black & Decker® cordless outdoor tools, the new Delta® Unisaw® and Eco-Pfriendly™ faucets from Price Pfister®.  We believe that by continually strengthening our brands, carefully managing costs and exercising financial discipline, we can sustain Black & Decker’s success well into the future.”

The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss fourth-quarter and full-year results and the outlook for 2009.  Investors can listen to the conference call by visiting http://www.bdk.com and clicking on the icon labeled “Live Webcast.”  Listeners should log-in at least ten minutes prior to the beginning of the event to ensure timely access.  A replay of the call will be available at http://www.bdk.com.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  By their nature, all forward- looking statements involve risks and uncertainties.  For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008.

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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  THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Three Months Ended
	December 31, 2008	December 31, 2007

SALES	$1,377.8	$1,652.5
Cost of goods sold	943.0	1,129.9
Selling, general, and administrative expenses	354.1	442.1
Restructuring and exit costs	20.8	19.0
OPERATING INCOME	59.9	61.5
Interest expense (net of interest income)	17.7	20.9
Other (income) expense	(2.4)	.1
EARNINGS BEFORE INCOME TAXES	44.6	40.5
Income taxes (benefit)	.9	(146.9)
NET EARNINGS	$43.7	$187.4

NET EARNINGS PER COMMON SHARE - BASIC	$.74	$3.02

Shares Used in Computing Basic Earnings Per Share (in Millions)	59.3	62.1

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$.73	$2.94

Shares Used in Computing Diluted Earnings Per Share (in Millions)	60.0	63.6

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Year Ended
	December 31, 2008	December 31, 2007

SALES	$6,086.1	$6,563.2
Cost of goods sold	4,087.7	4,336.2
Selling, general, and administrative expenses	1,521.6	1,625.8
Restructuring and exit costs	54.7	19.0
OPERATING INCOME	422.1	582.2
Interest expense (net of interest income)	62.4	82.3
Other (income) expense	(5.0)	2.3
EARNINGS BEFORE INCOME TAXES	364.7	497.6
Income taxes (benefit)	71.1	(20.5)
NET EARNINGS	$293.6	$518.1

NET EARNINGS PER COMMON SHARE - BASIC	$4.91	$8.06

Shares Used in Computing Basic Earnings Per Share (in Millions)	59.8	64.3

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$4.82	$7.85

Shares Used in Computing Diluted Earnings Per Share (in Millions)	60.9	66.0

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Millions of Dollars)

	December 31, 2008	December 31, 2007

ASSETS
Cash and cash equivalents	$277.8	$254.7
Trade receivables	924.6	1,109.4
Inventories	1,024.2	1,145.8
Other current assets	377.0	329.6
TOTAL CURRENT ASSETS	2,603.6	2,839.5

PROPERTY, PLANT, AND EQUIPMENT	527.9	596.2
GOODWILL	1,223.2	1,212.9
OTHER ASSETS	828.6	762.3
	$5,183.3	$5,410.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$83.3	$329.7
Current maturities of long-term debt	.1	.2
Trade accounts payable	453.1	504.6
Other current liabilities	947.4	1,046.3
TOTAL CURRENT LIABILITIES	1,483.9	1,880.8

LONG-TERM DEBT	1,444.7	1,179.1
POSTRETIREMENT BENEFITS	669.4	311.3
OTHER LONG-TERM LIABILITIES	460.5	581.0
STOCKHOLDERS' EQUITY	1,124.8	1,458.7
	$5,183.3	$5,410.9

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
(Millions of Dollars)

	Reportable Business Segments
	Power	Hardware	Fastening		Currency	Corporate,
	Tools &	& Home	& Assembly		Translation	Adjustments,
Three Months Ended December 31, 2008	Accessories	Improvement	Systems	Total	Adjustments	& Eliminations	Consolidated
Sales to unaffiliated customers	$1,047.5	$210.5	$157.5	$1,415.5	$(37.7)	$–	$1,377.8
Segment profit (loss) (for Consolidated,
operating income before restructuring
and exit costs)	58.9	12.1	18.2	89.2	4.5	(13.0)	80.7
Depreciation and amortization	21.5	5.0	5.4	31.9	(.3)	.3	31.9
Capital expenditures	12.0	2.6	5.5	20.1	(.3)	1.4	21.2

Three Months Ended December 31, 2007
Sales to unaffiliated customers	$1,202.5	$235.9	$180.1	$1,618.5	$34.0	$–	$1,652.5
Segment profit (loss) (for Consolidated,
operating income before restructuring
and exit costs)	61.1	22.9	26.4	110.4	3.1	(33.0)	80.5
Depreciation and amortization	22.7	5.0	4.9	32.6	.4	1.1	34.1
Capital expenditures	17.9	5.7	9.5	33.1	.8	7.1	41.0

Year Ended December 31, 2008
Sales to unaffiliated customers	$4,371.6	$896.6	$700.4	$5,968.6	$117.5	$–	$6,086.1
Segment profit (loss) (for Consolidated,
operating income before restructuring
and exit costs)	321.3	76.9	103.3	501.5	32.7	(57.4)	476.8
Depreciation and amortization	90.5	20.6	21.6	132.7	2.8	1.1	136.6
Capital expenditures	57.3	16.4	18.7	92.4	1.6	4.8	98.8

Year Ended December 31, 2007
Sales to unaffiliated customers	$4,843.7	$1,006.7	$718.3	$6,568.7	$(5.5)	$–	$6,563.2
Segment profit (loss) (for Consolidated,
operating income before restructuring
and exit costs)	488.8	114.9	111.5	715.2	(2.5)	(111.5)	601.2
Depreciation and amortization	97.4	22.8	20.6	140.8	(.3)	2.9	143.4
Capital expenditures	65.5	20.8	21.8	108.1	.4	7.9	116.4

    The reconciliation of segment profit to the Corporatin's earnings before income taxes for each period, in millions of dollars, is as follows:

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Segment profit for total reportable business segments	$89.2	$110.4	$501.5	$715.2

Items excluded from segment profit:

Adjustment of budgeted foreign exchange rates to
actual rates	4.5	3.1	32.7	(2.5)

Depreciation of Corporate property	(.3)	(.7)	(1.1)	(1.4)

Adjustment to businesses' postretirement benefit
expenses booked in consolidation	(.8)	(5.1)	(3.6)	(19.9)

Other adjustments booked in consolidation directly
related to reportable business segments	(1.1)	7.3	(4.9)	8.3

Amounts allocated to businesses in arriving at segment
profit in excess of (less than) Corporate center operating
expenses, eliminations, and other amounts identified above	(10.8)	(34.5)	(47.8)	(98.5)

Operating income before restructuring and exit costs	80.7	80.5	476.8	601.2

Restructuring and exit costs	20.8	19.0	54.7	19.0

Operating income	59.9	61.5	422.1	582.2

Interest expense, net of interest income	17.7	20.9	62.4	82.3

Other (income) expense	(2.4)	.1	(5.0)	2.3
Earnings before income taxes	$44.6	$40.5	$364.7	$497.6

BASIS OF PRESENTATION:

The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and industrial power tools and accessories, lawn and garden products, and electric cleaning, automotive, lighting, and household products, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; and for the sale of plumbing products to customers outside the United States and Canada. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). The Hardware and Home Improvement segment also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

The profitability measure employed by the Corporation and its chief operating decision maker for making decisions about allocating resources to segments and assessing segment performance is segment profit (for the Corporation on a consolidated basis, operating income before restructuring and exit costs). In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment’s operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding table under the captions “Reportable Business Segments” and “Corporate, Adjustments, & Eliminations” are reflected at the Corporation’s budgeted rates of exchange for 2008. The amounts included in the preceding table under the caption “Currency Translation Adjustments” represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.

Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs.  In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, including expenses related to share-based compensation, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE:

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses. Also, in addition to measuring its cash flow generation and usage based upon operating, investing and financing activities classifications established under GAAP, the Corporation also measures its free cash flow. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Net earnings and diluted earnings per share, excluding the restructuring charge, tax settlement, and  environmental remediation matter:

The calculation of net earnings and diluted earnings per share for the three months and years ended December 31, 2008 and 2007, excluding: (1) for the three months and year ended December 31, 2008, a pre-tax restructuring charge of $20.8 million and $54.7 million, respectively; and (2) for both the three months and year ended  December 31, 2007, a $19.0 million pre-tax restructuring charge, the favorable $153.4 million effect of a previously announced tax settlement, and a $31.7 million pre-tax charge for an environmental remediation matter, follows (dollars in millions except per share amounts):

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net earnings	$43.7	$187.4	$293.6	$518.1
Excluding:
Restructuring charge, net of tax	14.8	12.8	39.6	12.8
Tax settlement	—	(153.4)	(a)	(153.4)
Environmental remediation matter, net of tax	(a)	20.6	(a)	20.6
Net earnings, excluding the tax settlement, environmental remediation matter, and restructuring charge	$58.5	$67.4	$333.2	$398.1

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Diluted earnings per common share	$.73	$2.94	$4.82	$7.85
Excluding:
Restructuring charge, net of tax, per common share – assuming dilution	.24	.20	.65	.19
Tax settlement per common share – assuming dilution	—	(2.41)	(a)	(2.32)
Environmental remediation matter, net of tax, per common share – assuming dilution	(a)	.33	(a)	.31
Net earnings, excluding the tax settlement, environmental remediation matter, and restructuring charge per common share – assuming dilution	$.97	$1.06	$5.47	$6.03

Shares used in computing diluted earnings per share (in millions)	60.0	63.6	60.9	66.0

(a)	Not excluded because the net impact of these items on 2008 net earnings was approximately $1 million.

Free cash flow:

The calculation of free cash flow, which is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets for the year ended December 31, 2008 and 2007, is as follows (dollars in millions):

	Year Ended
	December 31, 2008	December 31, 2007
Cash flow from operating activities	$425.4	$725.9
Capital expenditures	(98.8)	(116.4)
Proceeds from disposals of assets	20.4	13.0
Free cash flow	$347.0	$622.5